SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 28, 2010

Derma Sciences, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-31070	23-2328753
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

214 Carnegie Center, Suite 300
Princeton, NJ  08540
(609) 514-4744
(Address including zip code and telephone
number, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On January 28, 2010 the board of directors of Derma Sciences, Inc. (the “Registrant”), pursuant to the authority granted to it by the Registrant’s shareholders at a special meeting thereof held November 23, 2009, voted to amend the Registrant’s articles of incorporation in order to:  (i) effect a reverse split of the Registrant’s common and preferred shares in the ratio of one-for-eight, and (ii) effect a reduction of authorized common and preferred shares by a like ratio.  The reverse split and reduction in authorized common and preferred shares will take effect at 00:01 a.m. on Monday, February 1, 2010.  The Registrant expects that its common stock will begin trading “post-split” on the OTC Bulletin Board as of the start of business on Monday, February 1, 2010.

The Registrant has filed an application to list its common stock on the NASDAQ Capital Market and it expects to satisfy NASDAQ’s minimum market price per share listing requirement by virtue of the aforementioned reverse split.  The Registrant expects that its NASDAQ Capital Market listing application will be approved on or about Monday, February 8, 2010 and that its common stock will begin trading on the NASDAQ Capital Market on or about Thursday, February 11, 2010. However, it should be noted that the Registrant’s NASDAQ listing application has not yet been approved and the foregoing anticipated NASDAQ listing and trading dates may not be realized.

The Registrant’s press release issued January 29, 2010 relative to the reverse split and reduction in authorized shares is attached hereto as Exhibit 99.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits:

99 – Press Release

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DERMA SCIENCES, INC.

	By:	/s/John E. Yetter
John E. Yetter, CPA
Vice President and Chief Financial Officer
Date: January 29, 2010